[ABCD] — Cambium Learning Group

2011 Earnings Call

Thursday, March 8, 2012 5:00 PM Eastern

Officers

Shannan Overbeck; Cambium Learning Group; Head of Public Relations

Ron Klausner; Cambium Learning Group, Inc.; CEO

Brad Almond; Cambium Learning Group, Inc.; CFO

Vernon Johnson; Cambium Learning Group, Inc.; Voyager President

Analysts

Asif Khaja; Barclays Capital; Analyst

A.J. Guido; GoldenTree Asset Management; Analyst

Sean Seller; Redwood Capital; Analyst

Presentation

Operator: Good afternoon, and welcome to the Cambium Learning Group 2011 earnings conference call. All participants will be in a listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Shannan Overbeck. Please go ahead

Shannan Overbeck: Thank you, Operator. My name is Shannan Overbeck, and I’m Cambium Learning Group’s Head of Public Relations. On the call today is Ron Klausner, our Chief Executive Officer, and Brad Almond, Chief Financial Officer. In addition, our Voyager President, Vernon Johnson, is on the call and will be available for Q&A.

Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties.

The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and on our Form 10-K to be filed in the coming week. Cambium Learning Group does not undertake any duty to update these statements, whether as a result of new information, future events, or otherwise.

On today’s call EBITDA, adjusted EBITDA, and adjusted net revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in our Form 10-K. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company and provide investors with a view of the combined Companies’ operations form Management’s perspective. These measures are used frequently by Management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedules, which can be found on our Corporate website, cambiumlearning.com, and our Form 10-K to be filed with the SEC.

Following today’s prepared statements we will take questions. A transcript and webcast of today’s call will also be available on the Company’s Corporate website.

Let me now turn the call over to Ron.

Ron Klausner: Thank you, Shannan. And thanks for joining us today. On today’s call I will provide details on the Company’s 2011 performance. I’ll then turn the call over to Brad, who will share our 2011 financial results, Company performance.

2011 was a challenging year. Our order volume was down 9% compared to 2010. By business unit, Sopris Learning order volume was up 9%, Cambium Learning Technologies was up 10%, and Voyager was down 21%.

I’m not satisfied with the Company’s 2011 performance and believe that while it was due, in part, to the external environment and funding challenges, we were also responsible. In my judgment, while a number of individual integration decisions and actions were successful and we reduced costs committed to in our merger thesis, collectively there were unintended consequences of some of our decisions and actions, particularly in Voyager.

As a result, decision making slowed. We did not place the interest of customers first, and we caused organizational ambiguity for our employees. One area, in particular, that contributed to our underperformance was changes we made in the Voyager sales strategy. We changed our sales focus to overly rely upon field sales and unduly focused field sales force on smaller districts at the expense of a multichannel strategy, including inside sales.

A longstanding hallmark of our Company was that we were easy to do business with and provided exemplary customer service and dedication to student results, which resulted in high customer loyalty. During difficult funding environments customer loyalty is especially important. Since December 11 we have made a number of changes in processes and people so that our passion of focusing on student outcomes permeates the Company again. Employees are aligned again on core common principles and values, cutomer service, doing a few things exceedingly well, and executing with speed and simplicity.

Priorities include, one, increased investment in student-directed learning digital products, with focus on student outcomes. Two, multichannel sales strategy with focus on larger districts and supported by national and regional e-marketing campaigns. We are also utilizing our key offers and inside sales to complement our field sales team with the deployment of a customer relationship management tool. Three, reengineer processes to reduce and redeploy costs, as well as have more of a variable cost based model, especially with our distribution and training solutions.

Innovation growth. We continue to realize revenue gains in our technology solutions, especially student-directed learning applications. Technology solutions now represent 38% of Cambium’s adjusted net revenue. Learning A-Z and ExploreLearning continued to excel, both growing order volume by 24% in 2011 versus 2010. RAZ-Kids, our student-directed application, and Science A-Z show continued growth, with increased order volumes from 2010, a 52% and 26%, respectively.

ExploreLearning Reflex was introduced in the spring as an adaptive, new game-based solution to enable students to acquire instant recall of the four basic math operations – addition, subtraction, multiplication, and division. And looks exceedingly promising from a learning and student engagement perspective. While there is a relatively small addressable market for these tools, the problem of math latency, not having instant recall of math facts, is one of the primary reasons students fail in algebra. We expect we will grow this product to $10 million plus in the next three years.

In addition, Kurzweil announced the release of Firefly in late January. Firefly provides the core functionality of our Kurzweil literacy offering, with an entirely web-based interface so content is accessible anywhere, anytime. It provides the technical foundation to begin migrating this offering to a subscription based pricing model.

Sopris Learning grew order volume by 9% in 2011, primarily due to new and enhanced solutions, specifically our enhanced early literacy assessment solution, DIBELS, grew order volume by 31% in 2011, and RAVE-O, a small group reading intervention that targets the seriously reading challenged, developed by Neuroscientist, Dr. Maryann Wolf, reached close to $1 million in orders in its first year. We also continue on our product roadmap to digitize more of these solutions.

Voyager. Our print-based products are well respected, research-based, and a profitable part of our product line. We will continue to enhance the print-based solutions, but in a much more selective manner than our electronic capabilities. We continue to deploy more of our resources to new technology solutions as the market migrates and spends more dollars on tech capabilities.

We believe that having both the print-based and technology-based offerings helps our customers as technology readiness will be varied throughout schools. In 2012 we will be rolling out two new products to address significant problems existing in our nation. Runway is an adaptive student-directed learning solution for students in grades six to 12 who are not reading at a sixth grade level. Authored by renowned literacy expert, Dr. Louisa Moats, the solution offers peer-to-peer learning, gaming, and assessment dashboards for students, parents, administrators, and teachers.

The difference between Runway and other products is that in this blended model the student is the focus of the learning to address a specific but very large problem. The teacher will use information to facilitate, motivate, and target problem areas as opposed to being the focus of the instruction.

Our President’s charge of college readiness has no chance for success if literacy is not significantly improved. Today approximately 70% of eighth grade students are not proficient in reading. This summer we are also releasing a new and improved VmathLive, our web-based student math practice serving grades two to eight. Compared to the current VmathLive the new version has tighter linkage of purposeful student practice with a teacher-led instruction, resulting in more engagement than its predecessor.

We intend to continue to sell our adolescent literacy solutions, LANGUAGE! and Journeys, as teacher-led capabilities, in addition to Runway. Our expectations are we will significantly grow these two areas, adolescent literacy and math intervention, by 2014.

Finally, we have crafted plans to accelerate growth of our Class.com high school courseware. We’re leveraging our accredited high school and providing student-directed mastery based instruction or teacher-led instruction in our customer’s name or ours. Our focus is on marketing and sales execution, while enhancing the students’ experience.

Education services. Our education services business offers a continuum of professional development product independent services, customized institutes, and distance learning, as well as school turnaround outsourcing. In 2011 we more than doubled our services unit. Turnaround is an official funded identification from the U.S. Department of Education. An approximate cost of $450,000 per school, our school turnaround services are profitable, with approximately 15% margins, which is a lower margin than most of our solutions. However, in addition to the profitability, these services enable us to cultivate very close relationships with districts’ leadership, presenting very good opportunities to sell other products.

In 2011 we sold seven Milwaukee schools, an expansion of five schools from 2010. 2012 we expect to increase the number of new schools serviced by 10. Toward that goal, we were recently awarded three schools in a new district through a competitive RFP process. They are subject to Board and Mayoral approval next week. We are one of the few school turnaround entities that have demonstrated successful student growth. For example, Milwaukee released information around the latest State testing data. There were four schools that had gains in both reading and math when the District compared fall to winter. Cambium had three of the four schools.

Sales channel. I’m confident we will increase our productivity and account focus in 2012. Our web store did more than $10 million in sales in 2011, and we are taking learning’s from Sopris and Learning A-Z and replicating them in Voyager. We will drive more qualified leads for our web-based business with a rules-based algorithm to score prospects. Leads decay quickly so contacting the right prospects when the odds are higher they will buy is paramount for our success.

We are deploying salesforce.com, a CRM, to increase sales productivity. These are terrific tools, organizing the activities of the sales producer of which customer to contact with a purpose based, in part, on triggered events. For example, customer usage, prospect trials, customer service issues, historical purchases, et cetera.

To build on our past sales successes we are increasing sales training to boost the readiness of sales producers and building out an efficient inside sales channel.

Financial flexibility. We are reducing costs in some areas that include a smaller infrastructure and the redeployment of resources. In addition, we will operate on a more variable-based model. We announced the outsourcing of the warehouse and logistics, and we acted on the reduction-in-force of 36 employees, which includes the warehouse. Through these actions we intend to ultimately deliver annualized cash cost savings of $6 million to $8 million. Brad will elaborate on the timing and costs of these projects.

Success story. Los Angeles. I grew-up in New York City and, arguably, the New York City anthem has become New York, New York, if you make it there you make it anywhere. In my view, LA would fit in that category. While many other companies spin results, there are very few that can compare to the LA success. Most competitive companies will point to a research base, like pharma research. Unfortunately, successful scaling success in our school systems is usually not like pharma.

2003, LA is issued new court ordered, modified consent decree to improve performance of students in special education in accordance with Federal law. 2006, LA began using Voyager Passport. 2008, the percentage of LA special education students who passed the State test increased to 25% compared to less than 20% in 2006 before Voyager. 2009, continuous improvement is made as over 28% of special education students passed the high stakes test, surpassing the consent decree student outcome goal of 27.5%. 2011, almost 36% of special education students passed the high stakes test, or approximately double the rate passed from the time Voyager began in 2006. February 2012, the courts rule that LA has met the academic outcome.

In its report to the Superintendent and Board of Education the court appointed Office of the Independent Monitor stated, and I quote, overall the District should be commended for improving the educational attainment of students with disabilities. As demonstrated, this progress has been consistent over the past five years and more students with disabilities are performing at the basic or proficiency levels. I have no illusions, LA leadership and educators did the heavy lifting, but I assure you we received much deserved attribution from LA.

In summary, we were a Company that focused on student outcomes and started to act more like the bigger players. The result is less distinction, less purpose in what we do. We’re changing that. We’re disappointed with the 2011 ending. We have identified the areas in which we went astray from our core principles and we’ve quickly made adjustments. In the past 120 days we’ve hired a Voyager President, Voyager Sales Leader, Voyager Chief Marketing Officer, Voyager Education Services Leader, and Cambium Business Development Leader. While there are many changes, I view it like a sports team, we were doing many things well, but by upgrading talent in certain areas and focusing on student outcomes I expect we will turnaround performance that enables sustainable growth, not over years but by the end of this year.

Now, Brad.

Brad Almond: Thanks, Ron.

As Ron mentioned, we ended the year on a disappointing quarter. In the first half of 2011 we experienced an increase in our order volume of 9% versus 2010. In the third quarter we saw a decline versus 2010, specifically in the Voyager print-based products, but for the Company as a whole we were still slightly ahead of prior year on a year-to-date basis.

On the third quarter conference call we acknowledged that pressure on Voyager print-based products would continue and was likely to worsen to the end of the year. In light of this expectation we said that we believed matching EBITDA over prior year would be highly unlikely. Unfortunately, the fourth quarter played out just as we feared possible.

Voyager order volume declined significantly in the final quarter of 2011 versus prior year, leading to a full year of 21% order volume decline for Voyager. The primary cause was the Voyager unit’s inability to replicate two significant deals we had closed late in 2010 that had totaled over $11 million.

On top of these two deals we also experienced declines across a broad spectrum of customers from small to large, and across our nationwide geography. The declination was also spread across the product portfolio, where there was a general decline in most products, with some offsetting gains in our early literacy product, Read Well, our online products, and our service offerings.

While the Voyager results were very disappointing, we were able to mitigate some of the overall Company decline by gains in Sopris Learning and the CLT units. As a result, the total Company order volume declined by 9% for the year. The order volume decline directly led to an adjusted revenue decline of 11% or $21 million. The greater magnitude decline in revenue relative to the order decline is due to an increase in the adjusted deferred revenue of $4 million, as we sold more online and service-based products as a percentage of the overall sales mix.

Year-to-date our gross margin increased on a GAAP basis by 2 percentage points. On an adjusted basis, which excludes the amortization of intangibles and prior year integration cost, we saw the gross margin percent stay flat for 2011 versus 2010.

While the margin benefitted from shifting to more online products, the positive impact was offset by lower margins in our growing school turnaround business. Additionally, certain semi-fixed elements of cost of goods sold which should move in tandem with volume over time could not adjust quickly enough to the Voyager sales decline. We aim to improve these margins with some selective rightsizing, efficiency gains, and a continued shift to technology sales in 2012 and onwards.

Spending below the gross margin on a GAAP basis, for R&D, selling and marketing and G&A declined about $1 million versus prior year. In 2010 we incurred onetime integration costs of $4.5 million in these line items, which were not replicated in 2011. Offsetting this gain was $1.2 million in 2011 onetime severance cost as part of the restructuring initiatives, and a $2.3 million swing from changes in estimates in each year related to the contingent value rights that were a result of the 2009 merger.

On an adjusted basis, which excludes the items I just mentioned, the spending in R&D, selling and marketing, and G&A declined by $2 million. We reduced spending in Voyager and corporate overhead by $5 million combined, and we increased spending by $3 million in Sopris and the CLT units for a net decline of $2 million. This spending shift is indicative of the top line changes we experienced in these same business units.

In all, we achieved adjusted EBITDA of $43 million versus $55 million in 2010 or a decline of $12 million. Essentially, we have 57% of the revenue decline flow through to EBITDA. Why so much of a flow through? Mainly the cause is timing of the revenue decline with a heavy concentration in the back half of the year. With such a late year drop-off the ability to react with spending adjustments in any area that was not heavily variable was challenging. We are making those spending adjustments now to bring certain areas in line with recent demand levels, while at the same time continuing investments in the growth areas.

Perhaps the most impactful actions we are taking in 2012 regarding our cost structure are the efforts towards reengineering and restructuring. There are two key areas of this effort — organizational alignment and process improvement. Organizationally we have begun to right size areas that have declining contributions towards business goals, and we are shifting resources and skills towards business areas that can drive growth, such as student-directed technology solutions. Simultaneously we are engaging in reengineering efforts as an aggressive approach to reducing operating costs and enhancing the customer experience by improving our processes.

The ultimate financial goal of these actions is to direct savings to both increase the bottom line and fund reinvestment in growth areas of the business. In total we expect to expend cash of $3.4 million to $3.7 million on these initiatives. $1.2 million was recorded in 2011, and the remaining $2.2 million to $2.5 million will be in 2012. We intend to exclude these items from our adjusted presentation as they represent onetime expenditures aimed at providing long-term benefits.

From these efforts we expect significant and recurring future cost savings. We expect over $3 million in cash savings to be realized in 2012, over $6 million in 2013, and we are targeting $8 million in 2014.

A few of the key projects in these reengineering efforts are the previously announced plan to convert our warehouse and distribution to an outsourced model. This will lower our costs, make the costs more variable to changes in print-based demand, and allow us to increase our focus on the customer experience by providing distribution closer to the geographic center of our customer base. Another process improvement initiative will use optimization tools and process changes to increase the efficiency of our professional services delivery, which continues to become a bigger part of our business.

Other projects will seek to optimize or increase the efficiencies in our procurement decisions – order to cash process, and to right size certain facilities. Although the specific actions will be refined over the next few months, we are working on a range of expected accounting impacts for the general plan, which includes cash and noncash implications. We plan to disclose those in our 10-K to be filed with the SEC shortly.

Finally, I will close with some comments on cash flow, liquidity, and our balance sheet. While the adjusted EBITDA was disappointing, we did generate significant cash flow in 2011. From operations we generated $44 million in cash. We increased cash by $28 million from financing activities, including refinancing our debt and from a $20 million equity infusion. We spent $4 million on acquisitions, $2 million on disbursements for the contingent value rights, and $14 million on capital expenditures.

In all, we started 2011 with a cash balance of $12 million, and we ended the year with a balance of $63 million. With this cash balance the Company debt ratios remain very conservative, with net debt of $111 million and adjusted EBITDA of $43 million, we have a net debt to EBITDA ratio of approximately 2.6. This leverage position, the cash balance, along with an untapped revolver combine to provide substantial liquidity to continue on our stated objective of both organic growth and growth through acquisitions.

I’d like to now turn the call over to the Operator for question and answer.

+++ q-and-a

Operator: (Operator Instructions)

Our first question comes from Andrew Finkelstein at Barclays.

Ron Klausner: Good morning, Andrew.

Fiscosa: Hi, guys. This is actually Asif Khaja in place of Andrew Finkelstein. Just a couple of questions. Just wanted to get your thoughts on the education funding environment in 2012, and if you’re seeing any positive momentum? And then my second question is it possible for you guys to elaborate on those two deals that you lost in the Voyager business and whether you see that business potentially coming back or if you see that lost business affecting quarters, you know, the next sort of Q1 to Q3 next year? Thank you.

Ron Klausner: All right. So what – very clear, so I’ll ask Vernon Johnson to address the first one, education funding?

Vernon Johnson: Good morning or good afternoon. We are seeing lower funding, sources from Federal Government to school districts, State Governments to school districts overall, but there are some grant opportunities that now are flowing, striving readers in a number of states. There are some funds from several private large national foundations, which are flowing for summer school opportunities. And, clearly, quite a bit of money flowing through the SIG process for really addressing turnaround schools or failing schools. So those three sources are sources where we think we have some real opportunity over the next two quarters.

Ron Klausner: And SIG means School Improvement Grants.

Vernon Johnson: Yes.

Fiscosa: Okay.

Ron Klausner: The second part of the question relates to the two big deals.

Brad Almond: Certainly, so we discussed on the Q4 conference call last year about those two big deals. It was – we actually gave who they were. One was with LAUSD, Los Angeles, and the other was with Orangeburg County. And they were both multiyear deals, and so they’re not lost customers, they’re actually two of our very successful customers, and we knew it was going to be a challenge to replace them with significant sized deals or similar sized deals in Q4. That’s my comment, that we could not replicate them. But we would expect them to begin buying again in 2012, at least for LAUSD, and Orangeburg was actually a three-year deal, and that was the smaller of the two and it would push off and need to replenish in 2013.

Ron Klausner: So let me just build on that. Both of them had unbelievable efficacy results. LA, I talked about the consent decree. We were actually hopeful that they would expand into math in 2011, but they’ve laid-off a lot of teachers and so they decided not to expand. But that relationship is strong. Like I say, great attribution, largest customer we have. We expect significant revenue in 2012.

Orangeburg, South Carolina, Brad is absolutely correct. It’s a three-year deal. It’s a few million dollars back in 2010. That, also, they received a letter from the State Department that the superintendent forwarded to us, noting that they had made the most significant improvement in the State of South Carolina. Not a lot of room to expand that relationship.

Fiscosa: Thank you.

Ron Klausner: Operator, do we have any other questions in the queue?

Operator: Yes, actually, we do. We have a question from A.J. Guido.

A.J. Guido: Hi, a couple questions, if I may? First, just simply with the $43.4 million of EBITDA, Brad, you mentioned you have some severance cost of $1.2 million and et cetera, is that deducted out of the $43.4 million or not?

Brad Almond: It is not. So the $1.2 million is part of our restructuring efforts, so it is not deducted from the $43.4 million. If you were to do that you’d lower it down by $1.2 million.

A.J. Guido: Okay, so it includes –

Brad Almond: Excludes the severance impact.

A.J. Guido: All right. Okay. And I know in the fourth quarter of 2010 when you did these deals I was kind of expecting a difficult comp this quarter, but it seems like you guys have put in a lot of actions. I’m just wondering were you expecting to be able to replace that? I mean it seems like the fourth quarter, which I thought was going to be difficult has kind of caused you guys to put forth some actions here. I’m just wondering were you guys surprised by how weak it was? Because I actually thought it was going to be weak and that was kind of the expectation.

Ron Klausner: It was in an order of magnitude. So there were two fairly significant relationships that we expected. One came in at a significantly lower amount of dollars, also related to funding. And the second one did not get over the finish line, at all, still in the pipeline.

In addition, I would say that when ARRA ended September 30th there was a little paralysis going on in the school systems. And so order of magnitude, degree was worse than we expected. We saw some of the smaller deals that we historically have been pretty accurate based on formulaic historical empirical data not come in. And in our judgment and based on the feedback and input we got from sales leaders and sales producers we do think that ARRA had some adverse impact. So, yes, we were surprised by order of magnitude, but we weren’t totally surprised, that we did expect declination.

A.J. Guido: Okay. Can you comment on how the CLT and Sopris businesses did in the fourth quarter? I mean looking at it it looks like it slowed down, as well. Are you still seeing good growth there real-time, and how do you feel about that going forward?

Brad Almond: Well, I’ll answer that. So on Sopris, Sopris slowed down a little bit in Q4. They were down about 7% to prior year on a pretty small size, so Q4 is not usually a big quarter. So it was down a little bit from prior year. It did finish the year up 9%, but it went into Q4, a little bit up from that.

On the CLT business it’s always the story of three different businesses within there. There’s the ExploreLearning, Learning A-Z, and Kurzweil and IntelliTools. And Learning A-Z finished the year exceedingly strong, and I believe had its best percentage growth quarter of the year. I’m going to scroll through this – it – they did. So Q4 was their absolutely best in terms of percentage growth. Learning A-Z, ExploreLearning grew some, about 5%, while broad field team roughly flat to prior year was a drop-off in Kurzweil and IntelliTools. And I’d iterate what Ron said, is there’s likely an ARRA funding or an ARRA slowdown at the end of September that impacted that Kurzweil IntelliTools business, which is a business primarily aimed at special ed, IDA funding.

A.J. Guido: Okay. So on Sopris, I mean I guess, Ron, I have to ask how are you so – how do you feel confident going into 2012 that you guys are on the path to sustainable growth, if you’re seeing slowdowns in your two best performing businesses?

Ron Klausner: Well, I’d say the following, I think you’ve got to look over time. I look at it as follows. CLT is over time healthy, sustainable growth, and I expect that over the course of the year we will see LAZ and EL perform exceedingly well. I also believe some of the initiatives that we’ve put in place in Sopris, over the course of the year we will see significant growth. If you recall, Sopris didn’t have a sales force, Sopris didn’t have a web store to any consequence, Sopris didn’t have e-marketing initiatives. We’re digitizing assets, but Sopris had 100% print-based products.

So I do expect first quarter it will be challenging. I do expect that even into second quarter it will be challenging. But what we’re seeing, and this is important, pipeline grow, we’re seeing back to the multichannel strategy pockets within that multichannel starting to play very well for us. We’re seeing the student-direct learning applications continue to grow in some leading indicators, like usage, give us a positive outlook.

But I’m just seeing a lot quicker and better execution, and ultimately I believe that the products are sound, the focus on student outcomes is sound, the problems in our nation are not getting any less, and we have a pretty varied solution. Even in a difficult funding environment, and it is, no illusions about that, they still spend a lot of money. And the question is will they spend it relatively more with us than they have been? And my bet is they will.

A.J. Guido: Okay. And just to be clear that on the two larger multiyear deals, usually the way – I know that it’s not 100% but most of the revenue is booked in the quarter when the sale is made, so I think the previous caller asked if you’d see that flow through 1Q, 2Q, and 3Q? And most of the comp and the year-over-year impact should be done, right? And that was in the fourth quarter?

Brad Almond: Most, yes, in any deal there are elements that get split out and amortized over time for certain elements of the deal, but in those deals in particular they were print-based deals with add-ons for online and services, but most of the revenue would have been recognized in 2010.

Ron Klausner: A significant portion.

Brad Almond: Yes.

A.J. Guido: How much do you think that those two deals affected EBITDA last year? Would it be like a 50% margin or something?

Brad Almond: It could be even higher than that, probably 60% or 70% because the amount that gets recognized is a very high margin piece when you sell print based products so you could have 60%, even north of 70% in the $55 million of EBITDA attributed to those deals. Probably not 70%, we’ll go 60%.

Ron Klausner: That’s a responsible estimate.

Brad Almond: Because, yes, we had to defer a little bit of revenue and then recognize it, so 50% to 60% would be reasonable.

A.J. Guido: Okay. And then lastly, Ron, could you talk about – you mentioned, I can’t remember if it was three deals or two deals that you guys are going to, whatever, they’re going to be voted on next week, are these new customers? Can you just kind of talk about those a little more?

Ron Klausner: Sure. We have – it’s one deal, so seven figures, low seven figure deal. And the committee has already approved us. The Board meets, they may be even meeting tonight. The Mayor, it’s under Mayoral control, he has to approve it next week.

Vernon Johnson: The Board meets next week.

Ron Klausner: Oh, the Board meets next week and the Mayor.

Vernon Johnson: We’re negotiating the contract, now, today, this minute.

Ron Klausner: So expectations are that we will get Board and Mayoral approval next week. Brand-new customer. Low seven figures.

A.J. Guido: Okay. I guess I’m just, given I know you made a management change at the end of the year, was Dave Cappellucci involved in Voyager in a big way? I know he was Legacy Cambium Management.

Ron Klausner: Dave was running Voyager. Dave was President of Cambium, and he was also President of Voyager.

A.J. Guido: Okay. Okay, all right. All right. Thank you.

Operator: Our next question comes from [Sean Seller] at [Redwood Capital].

Sean Seller: Hi, how are you guys?

Ron Klausner: Very well. Thank you.

Sean Seller: I wanted to know if you guys give EBITDA for the year by Division, so Cambium Learning Technologies and Sopris? I’m assuming corporate overhead is allocated?

Brad Almond: We do not, and actually we do not allocate the majority of corporate overhead, we keep it centralized. What we’ve said in the past is all of our units are EBITDA contributors. We’ve never given any specifics about what the EBITDA is for each one of those.

We do provide segment reporting in the 10-K which will be out shortly, but it is on a GAAP basis. But it’s probably not too challenging to take from that and get to a reasonable estimate of your EBITDA. So I think when the 10-K comes out give that a look and you’ll probably get close enough to what you’re looking for.

Sean Seller: Okay. And the cash balance, you guys started to talk about it, but it’s very, very healthy which is great. What’s the thought there, you know, especially when you have high coupon debt and the cash is earning no money right now?

Brad Almond: The thought is to put it to use in mergers and acquisitions. Ultimately, I should only state that the use of our cash is at the discretion of our Board, but we’ve been – we’ve always stated that our objective is to take cash flow, cash balances and, as we need it, revolver debt and use that to fund M&A activity. So what we’ve essentially done now is built-up a good cash balance that we can use to go out there and do M&A activity and not incur any debt.

Ron Klausner: So we bought Class.com in October, and we’ve hired a business development leader who is dedicated to acquisitions in certain sectors.

Sean Seller: Understood. So you guys would not consider using that cash to buy-in bonds or retire bonds?

Brad Almond: Our Board can always decide to do that and many other things with the cash, but given the cost of retiring that debt early it is certainly more likely than not that it would be used for selective M&A, which we think if we do those wisely, and we have been very selective, will yield a significantly better rate of return than decreasing interest payments.

Sean Seller: Got it. Okay. And then, lastly, the – you guys started to mention the first half of the year should be challenging, is this, you know, are there any kind of individual contracts that you won in the first half of 2011 that make it challenging, is this just a general commentary?

Ron Klausner: We had a very strong first half of the year last year, we were up 9%, if I recall, on order volume through the end of June. Pipeline was not as strong as I would have liked coming into 2012. Pipeline has been built-up significantly in the last 30 days. There’ll be a lag in my judgment. Pipeline needs to continue to grow at the rate it has grown in the last 30 days. But you just look at the runway and you look at buy decisions, I expect that the buy decisions will be in the next fiscal year, for most districts that means July 1st to June 30th.

Brad Almond: In Q1 last year there were not any deals that were so significant as to compare to the two large deals we described that we had in 2010. So just to give you an order of magnitude we didn’t have deals of that size anchoring down Q1 and Q2 that we need to replicate this year. But, as Ron mentioned, what we’ve seen, we did have is just a good across-the-board, across every business unit, across every geography and across most products a good uptick in Q1 and Q2 of last year. And that’s – go ahead?

Sean Seller: And can you give order pipeline today where it was today versus a year ago?

Brad Almond: No, that’s not something we disclose.

Ron Klausner: Significantly better but not what we disclose.

Sean Seller: Got it. Okay. Thanks a lot.

Ron Klausner: Thank you.

Operator: The next question comes from A.J. Guido at GoldenTree.

Ron Klausner: I thought you exhausted your questions, A.J.?

A.J. Guido: Sorry. So, actually, just quickly, on the last caller’s question you said obviously you’re not going to disclose the amount of the pipeline, but you said you think it’s significantly better this year than last year, is that the takeaway?

Ron Klausner: At this point in time, yes, I do.

A.J. Guido: At this point in time?

Ron Klausner: Yes, where we sit today.

A.J. Guido: And just on the Voyager – go ahead?

Brad Almond: Well, we should say full year pipeline.

Ron Klausner: Full year pipeline, yes. Absolutely.

A.J. Guido: Maybe you can just tell me what you mean by that so I understand?

Brad Almond: We build a pipeline not based on just a quarter outlook, we’re building a pipeline for the entire year. So I don’t want to give an indication of an immediacy of the pipeline, but we do see strengthening so we have said we think Q1 and Q2 will be challenging but what we’re feeling more confident about is seeing a building pipeline on an annual basis through the rest of 2012.

A.J. Guido: Okay. And when you look at Voyager and the momentum for awhile now has been down pretty much consistently, do you have any comments or when you think that’s going to bottom out at some point? I mean what – do you have a timeline for when you might actually see that stabilize?

Ron Klausner: I believe that we will see Voyager stabilize in early Q3, and I believe that we will be stabilized for full year in 2012.

A.J. Guido: For Voyager?

Ron Klausner: For Voyager, correct.

A.J. Guido: And then you’re obviously expecting the other businesses to grow?

Ron Klausner: Expecting Sopris to grow, and we’re expecting Cambium Learning Technologies to grow on the backs of Learning A-Z and ExploreLearning.

A.J. Guido: Okay. Thank you.

Ron Klausner: Thank you.

Operator: This concludes our question and answer session. I would like to turn the conference back over to Brad Almond for closing remarks.

Brad Almond: Operator, thank you, and thank you for all the attendees on the call. We appreciate your attention and your interest in our business, and we look forward to updating you after our Q1 quarter and look forward to it. Thank you, again.

Operator: The conference is now concluded. Thanks for attending today’s presentation. You may now disconnect.